Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Announces 4th Quarter and Annual Results for 2013

LAKELAND, Fla., March 3, 2014 - Publix’s sales for the fourth quarter of 2013, were $7.4 billion, a 5.3 percent increase from last year’s $7.0 billion. Comparable-store sales for the fourth quarter of 2013 increased 4.3 percent.

Net earnings for the fourth quarter of 2013 were $422.0 million, compared to $392.8 million in 2012, an increase of 7.4 percent. Earnings per share for the fourth quarter increased to $0.54 for 2013, up from $0.50 per share in 2012.

Publix’s sales for the fiscal year ended Dec. 28, 2013, were $28.9 billion, a 5.2 percent increase from last year’s $27.5 billion. Comparable-store sales for 2013 increased 3.6 percent.

Net earnings for 2013, were $1.7 billion, a 6.6 percent increase from last year’s $1.6 billion. Earnings per share increased to $2.12 for 2013, up from $1.98 per share in 2012.

These amounts are based on audited reports that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at www.publix.com/stock.

Effective March 1, 2014, Publix’s stock price increased from $30.00 per share to $30.15 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“I’m pleased our operating performance resulted in another increase in our stock price,” said Publix CEO Ed Crenshaw. “Our associates - the owners of Publix - deserve the credit for this achievement.”

Publix is privately owned and operated by its 166,000 employees. Currently Publix has 1,077 stores in Florida, Georgia, Alabama, South Carolina, Tennessee and North Carolina. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 17 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company’s website, www.publix.com. ###